UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2013

ENTERTAINMENT ART, INC.

(Exact name of registrant as specified in charter)

Nevada	000-53678	26-0370478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5348 Vegas Drive, # 239, Las Vegas, Nevada	89108
(Address of principal executive offices)	(Zip Code)

775-321-8239

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On January 21, 2013, Entertainment Art, Inc. (the “Company”) received a resignation notice from Sarah Deutsch as Secretary of the Company.  Ms. Deutsch will remain in all of her other roles with the Company.

On January 21, 2013, the Company appointed Tefa Dexter as its new Secretary.

Mr. Dexter brings over 10 years of experience in the areas of product management, sales loyalty, technologies, marketing, social media, web portal development and has built strong relationships in the fashion and entertainment industries.  From 2005 to 2008 Mr. Dexter worked at Vintage American Clothing, an international garments distributor.  As Vice President of brand & product management he was responsible for managing international sales and driving the corporate growth strategy.  He accelerated the company’s international sales by acquiring leading brands and clients including Urban Outfitters, Quicksilver, Abercrombie & Fitch among others.

From 2009 to present, Mr. Dexter has been a co-founder of The Santa Barbara Group LLC, a technology driven company where he has been responsible for leading a team of developers providing B2B white label web and interactive mobile consumer loyalty sales.  He is principally responsible for developing unique web based technology portals to international leaders in the action sports industry which include Billabong, Volcom and the Ultimate Fighting Championship (“UFC”)

Mr. Dexter will serve as our officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Dexter and any other person pursuant to which he was selected as an officer.  There are no family relationship between Mr. Dexter and any of our officers or directors.  Mr. Dexter has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT ART, INC.

Date: February 6, 2013	By:	/s/ Sarah Deutsch
Sarah Deutsch, President